EXHIBIT 21

SUBSIDIARIES OF MACDERMID, INCORPORATED

MacDermid's principal, wholly-owned, subsidiaries are as follows:
Subsidiary	Jurisdiction of Incorporation
Autotype Americas, Inc.	Delaware
Autotype Holdings, Inc.	Illinois
Autotype International Ltd.	United Kingdom
Autotype International (Asia) Pte Ltd.	Singapore
Autotype Italia SRL	Italy
CPS Chemical Products & Services	Denmark
MacDermid Printing Solutions Italiana Srl	Italy
Jager Jeune, S.A.	France
Letcombe Investments Ltd.	United Kingdom
MacDermid, plc	United Kingdom
MacDermid Asia, Ltd	Hong Kong
MacDermid Benelux BV	Holland
MacDermid Canning	Texas
MacDermid Canning, ltd	United Kingdom
MacDermid Chemicals, Inc.	Canada
MacDermid Colorspan, Inc.	Delaware
MacDermid Equipment, Inc.	Connecticut
MacDermid Equipment GmbH	Germany
MacDermid Espanola, S.A.	Spain
MacDermid France, S.A.	France
MacDermid GmbH	Germany
MacDermid Printing Solutions, llc.	Delaware
MacDermid Graphic Arts, SAS.	France
MacDermid Hong Kong, Ltd.	Hong Kong
MacDermid Imaging Technology Europe BV	Holland
MacDermid Italiana SRL	Italy
MacDermid Mexico SA de CV	Mexico
MacDermid New Zealand, Ltd.	New Zealand
MacDermid Panyu Specialty Chemical Co. Ltd.	China
MacDermid Scandinavia	Sweden
MacDermid Singapore, Pte. Ltd.	Singapore
MacDermid Suisse, S.A.	Switzerland
MacDermid Taiwan, Ltd.	Taiwan
MacDermid Technology (Suzhou) Company Ltd.	China
MPS Europe SAS	France
Napp Systems Inc.	California
Nippon MacDermid Co., Ltd	Japan
PTI Mexico	Mexico
PTI Productos Technicos Para Impessao Ltd	Brazil
Surface Treatments Ltd.	United Kingdom

In addition, the Corporation has several non-operating subsidiaries, which, in the aggregate, are not significant.